Exhibit 99.1

Support.com Appoints Tim Stanley to Board of Directors

New independent director to bring technology, cloud and business strategy expertise

Redwood City, Calif. – March 7, 2016 – Support.com, Inc. (NASDAQ:SPRT), makers of award-winning, cloud-based Nexus® software for Support Interaction Optimization (SIO) and a leading provider of tech support and turnkey support center services, today announced the appointment of Tim Stanley, an award-winning technology leader and a seasoned strategy and business executive, to its Board as a new independent director, effective immediately.

“We are delighted to add Tim, an outstanding and well-recognized industry leader, to the Support.com Board,” said Jim Stephens, Chairman of the Board of Support.com.  “A former Salesforce executive with 25 years of technology experience, Tim has a deep understanding of cloud-based products, strategies and solutions.  This appointment is the result of our ongoing efforts to ensure that our Board has the right mix of skills and experience necessary to advance our long-term goals.  We look forward to leveraging Tim’s extensive experience advancing the business strategies and technology objectives of both large and small companies across various industries to support our efforts to drive revenue growth and stockholder value.”

“I’m excited to join Support.com’s Board at such a transformative time, as underlying demand trends – particularly those associated with the increase of connected devices – are reshaping the way consumers view and receive support,” said Mr. Stanley.  “With a best-in-class services program and an innovative cloud-based product, Support.com is well-positioned to capitalize on the market opportunities ahead.  I look forward to contributing to the Support.com Board my ability to develop and scale new products and business models as it continues executing against its strategic initiatives.”

Mr. Stanley brings extensive technology and product development experience to the Board, having previously served as Senior Vice President of Enterprise Strategy, Industries and Innovation at Salesforce, where he launched IGNITE and other Innovation programs with enterprise customers, which created and implemented innovative cloud-enabled solutions to drive key business objectives.  He also brings operational, business strategy and management skills, having served as CIO and Senior Vice President Innovation and Gaming at Harrah’s Entertainment, Inc. where he helped shape the overall technology vision as it related to the business strategy, as well as managed and implemented various technology solutions and cost saving initiatives.  Mr. Stanley also brings to the Board a wide array of new perspectives, with previously held public and private company board member and advisory roles, venture capital and angel investment experience and a variety of management and other technology roles at companies across industries ranging from disruptive startups to industry leading global enterprises.

Concurrently with being named to the Support.com Board, Mr. Stanley has also been appointed to serve on the Nominating and Corporate Governance Committee, and the newly-formed Strategy Committee. The Strategy Committee will be responsible for reviewing and recommending to the Board, for its approval, long-term business objectives and plans developed by management, overseeing the continued evolution of Support.com’s strategic plan and monitoring its implementation and evaluating strategic initiatives to drive revenue growth and create long-term value for all stockholders, whether organically or through partnerships, strategic alliances, joint ventures, co-marketing arrangements or acquisitions.

Mr. Stanley replaces Mark Fries who, following nearly seven years of dedicated service to Support.com, has chosen to step down from the Board.

Exhibit 99.1

“On behalf of the entire Board, I want to thank Mark for his years of dedicated service to Support.com,” continued Mr. Stephens.  “He has contributed in countless ways during his tenure and helped navigate the Company through a period of significant transformation."

The Support.com Board has determined that Mr. Stanley qualifies as an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Support.com strives to maintain constructive, ongoing communications with all of its stockholders and values their input and opinions. Stockholders interested in learning more about the Company’s strategic initiatives for delivering long-term value, or speaking with a member of the management team should contact Jacob Moelter at +1.650.556.8595.

About Tim Stanley
Tim Stanley is an award-winning business and technology leader. Currently, Mr. Stanley serves as a Strategic Advisor at Sierra Ventures, a venture capital firm, focusing on identifying investment opportunities and supporting the firm’s CXO Network and Advisory Board.  Prior to this role, Mr. Stanley focused on business development at Sierra Ventures, including creating and scaling Sierra partnerships with entrepreneurs, angel investors and the broader technology ecosystem.  Prior to that, he served as Senior Vice President of Enterprise Strategy, Industries and Innovation at Salesforce.  Earlier in his career, Mr. Stanley was CIO and Senior Vice President for Innovation and Gaming at Harrah’s Entertainment, Inc. now known as Caesars Entertainment Corporation.

Mr. Stanley also previously served on the Board of Directors of Multimedia Games Holding Company, Inc. (NASDAQ: MGAM) from 2010 to 2013, where he was Chairman of the Nominating and Governance Committee and a member of the Compensation Committee.  He has also acted as an advisor and/or Board member at a number of privately-held technology companies.

Mr. Stanley is a widely-recognized technology leader.  Previously, he was awarded Information Week’s “Chief of the Year” recognizing his unique innovation, business and IT roles and achievements.  Additionally, he was the recipient of InfoWorld’s “Top 25 CTOs”.  During his tenure as CIO of Harrah’s, he was also instrumental in Harrah’s receiving CIO’s “100 Award” and CIO Insight’s  “Partners in Alignment” award, which recognized Harrah’s ability to support corporate business strategy and technology to benefit shareholders.

Mr. Stanley graduated from the University of Washington with a BS degree in Engineering, and received an MBA in International Management from the Thunderbird School of Global Management, now part of Arizona State University.

About Support.com
Support.com, Inc. (NASDAQ:SPRT) is the leading provider of cloud-based software (Nexus®) and services to deliver next-generation technical support. Support.com helps leading brands in software, electronics, communications, retail, Internet of Things (IoT) and other connected technology industries deepen their customer relationships. Customers want technology that works the way it’s intended. By using Support.com software and services, companies can deliver a fantastic customer experience, leading to happier customers, a stronger brand and growing revenues.

For more information, please visit www.support.com or follow us on Twitter @support_com.

Support.com, Inc. is an Equal Opportunity Employer. For more information, visit http://www.support.com/about-us/careers.

Exhibit 99.1

Safe Harbor
This press release contains “forward-looking statements” as defined under the U.S. federal securities laws, including the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbors created by such laws. Forward-looking statements include, for example, all statements relating to growth and projections of revenue; the plans and objectives of management for future operations, customer relationships, products, services or investments; personnel matters; strategic initiatives; and future performance in economic and other terms. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, but are not limited to, our ability to retain and grow major programs, our ability to expand and diversify our customer base, our ability to market and sell our Nexus software-as-a-service (SaaS) offering, our ability to maintain and grow revenue, our ability to successfully develop new products and services, our ability to manage our workforce, our ability to operate in markets that are subject to extensive regulations, such as support for home security systems, our ability to control expenses and achieve desired margins, risks related to the actions of activist shareholders, including the amount of related costs incurred by Support.com and the disruption caused to Support.com’s business activities by these actions and general domestic and international economic conditions. These and other risks may be detailed from time to time in Support.com’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov. The forward-looking statements in this press release are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward-looking statements, Support.com assumes no obligation to publicly update, amend or clarify its forward-looking statements, whether as a result of new information, future events or otherwise, except as may otherwise be required by the federal securities laws. Support.com, however, reserves the right to update such statements or any portion thereof at any time for any reason.

Important Additional Information And Where To Find It
Support.com, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting of Stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise can be found in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (“SEC”) on April 16, 2015. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Support.com intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from Support.com stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting of Stockholders. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement for its 2016 Annual Meeting, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPPORT.COM WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by Support.com with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at www.Support.com or by contacting Support.com’s proxy solicitation firm, Mackenzie Partners, Inc., by mail at 105 Madison Avenue, New York, New York 10016, by phone at (212) 929-5500 (Call Collect) or Toll-Free (800) 322-2885, or by email at proxy@mackenziepartners.com..

Exhibit 99.1

© 2016 Support.com, Inc. Support.com, the Support.com logo and Nexus are trademarks or registered trademarks of Support.com, Inc. in the United States and other countries.

Investor Contact
Jacob Moelter
Investor Relations, Support.com
+1.650.556.8595
jacob.moelter@support.com